Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Jazz Pharmaceuticals plc
We consent to the incorporation by reference in the registration statements (No. 333‑229889, No. 333-224757, No. 333-216338, No. 333-209767, No. 333-202269, No. 333-194131, No. 333-186886 and No. 333-179075) on Form S-8 of Jazz Pharmaceuticals plc of our reports dated February 25, 2020, with respect to the consolidated balance sheets of Jazz Pharmaceuticals plc as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule at Item 15(a)2, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Jazz Pharmaceuticals plc.

/s/ KPMG

KPMG
Dublin, Ireland
February 25, 2020